As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

17 Education & Technology Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

16/F, Block B, Wangjing Greenland Center

Chaoyang District, Beijing 100102

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

Fifth Amended and Restated 2015 Share Option Plan

Second Amended and Restated 2018 Share Option Plan

2020 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Copies to:

Michael Chao Du Chief Financial Officer 17 Education & Technology Group Inc. 16/F, Block B, Wangjing Greenland Center Chaoyang District, Beijing 100102 People’s Republic of China +86 (10) 5945-1082	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46/F, Tower 2, Jing An Kerry Center 1539 Nanjing West Road, Shanghai People’s Republic of China +86 (21) 6193-8200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A ordinary shares, par value US$0.0001 per share	36,787,897(3)	$0.1424(3)	$5,238,625.72	$571.53
Class A ordinary shares, par value US$0.0001 per share	9,500,831(4)	$0.0149(4)	$141,743.73	$15.46
Class A ordinary shares, par value US$0.0001 per share	10,725,500(5)	$0.0014(5)	$15,015.70	$1.64
Class A ordinary shares, par value US$0.0001 per share	43,486,944(6)	$2.7700(6)	$120,458,833.77	$13,142.06
Total	100,501,172	—	$125,854,218.93	$13,730.70

(1).

These shares may be represented by the Registrant’s American depositary shares, or ADSs, every two of which representing five Class A ordinary shares of the Registrant. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-250994).

(2).

Represents Class A ordinary shares issuable upon vesting or exercise of awards granted under the Fifth Amended and Restated 2015 Share Option Plan (the “2015 Plan”), the Second Amended and Restated 2018 Share Option Plan (the “2018 Plan”) and the 2020 Share Incentive Plan (the “2020 Plan”, and together with the 2015 Plan and the 2018 Plan, the “Plans”) as well as the Class A ordinary shares reserved for future awards under the Plans. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plans. Any Class A ordinary shares covered by an award granted under the Plans (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plans.

(3).

The amount to be registered represents Class A ordinary shares issuable upon exercise of outstanding options granted under the 2015 Plan and the corresponding proposed maximum offering price per share represents weighted average exercise price of these outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.

(4).

The amount to be registered represents Class A ordinary shares issuable upon exercise of outstanding options granted under the 2018 Plan and the corresponding proposed maximum offering price per share represents weighted average exercise price of these outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.

(5).

The amount to be registered represents Class A ordinary shares issuable upon exercise of outstanding options granted under the 2020 Plan and the corresponding proposed maximum offering price per share represents weighted average exercise price of these outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.

(6).

These Class A ordinary shares are reserved for future award grants under the Plans. The total number of shares which may be issued under the 2020 Plan is initially 20,521,221 Class A ordinary shares, plus an annual increase on the first day of each fiscal year of the Company during the term of 2020 Plan commencing with the fiscal year beginning January 1, 2021, by an amount equal to 2.0% of the total number of issued and outstanding shares (on an as-converted fully diluted basis) on the last day of the immediately preceding fiscal year. Additional Class A ordinary shares are being registered on this registration statement to cover the additional Class A ordinary shares that may be issued under the 2020 Plan pursuant to such annual increases. To the extent that the actual number of shares that may be offered pursuant to the 2020 Plan exceeds the number of shares registered on this registration statement, the Registrant will file a new registration statement to register the additional shares. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on April 29, 2021, adjusted for ADS to Class A ordinary share ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by 17 Education & Technology Group Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020 (File No. 001-39742), filed with the Commission on April 9, 2021; and

(b)

The description of the Registrant’s Class A ordinary shares set forth under “Description of Share Capital” in the Registrant’s registration statement on Form F-1 (File No. 333-250079), initially filed with the Commission on November 13, 2020, including any amendment, supplement and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s seventh amended and restated articles of association, adopted by its shareholders on November 12, 2020 and effective immediately prior to the completion of the initial public offering of the Registrant’s ADSs representing its Class A ordinary shares, provides that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons in their capacity as such, other than by reason of their own dishonesty, willful default, or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

2

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.4 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-250079), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1, initially filed with the Commission on November 13, 2020 (File No. 333-250079))

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1, initially filed with the Commission on November 13, 2020 (File No. 333-250079))

4.3*	Deposit Agreement among the Registrant, the Bank of New York Mellon as the depositary and owners and holders of the American Depositary Shares dated December 3, 2020

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A Ordinary Shares being registered

10.1	Fifth Amended and Restated 2015 Share Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s registration statement on Form F-1, initially filed with the Commission on November 13, 2020 (File No. 333-250079))

10.2	Second Amended and Restated 2018 Share Option Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s registration statement on Form F-1, initially filed with the Commission on November 13, 2020 (File No. 333-250079))

10.3	2020 Share Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s registration statement on Form F-1, initially filed with the Commission on November 13, 2020 (File No. 333-250079))

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 30, 2021.

17 Education & Technology Group Inc.

By:	/s/ Andy Chang Liu
Name:	Andy Chang Liu
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Andy Chang Liu and Michael Chao Du, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on April 30, 2021.

Signature	Title

/s/ Andy Chang Liu	Chairman and Chief Executive Officer (Principal Executive Officer)
Andy Chang Liu

/s/ Dun Xiao	Director
Dun Xiao

/s/ Qin Wen	Director
Qin Wen

/s/ Michael Chao Du	Director and Chief Financial Officer (Principal Financial and Accounting Officer)
Michael Chao Du

/s/ Tuck Lye Koh	Director
Tuck Lye Koh

/s/ Jiawei Gan	Director
Jiawei Gan

/s/ Bing Yuan	Director
Bing Yuan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of 17 Education & Technology Group Inc. has signed this registration statement or amendment thereto in New York on April 30, 2021.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President